EXHIBIT 99.1

Shore Bank Announces New Cape Charles Office

NORFOLK, Va., Sept. 5, 2008 (GLOBE NEWSWIRE) -- Hampton Roads Bankshares, Inc. (Nasdaq:HMPR), the financial holding company for Bank of Hampton Roads and Shore Bank, today announced that Shore Bank has opened a new branch on Route 13 near Cape Charles, Virginia. This new facility will enable Shore Bank to offer expanded financial services to customers in the Cape Charles and lower Northampton County area.

Shore Bank is the largest depository in Northampton County with over 26% of the market. This new branch will position the bank to increase its customer base and provide the financial services needed in this dynamic region. The 5,300 square foot building features three drive-through lanes, a drive-up ATM, after-hours depository for business customers, safe deposit boxes and has an experienced staff of banking professionals.

The facility was designed by Douglas Bollinger & Associates of Richmond, VA. M.L. Blades and Son of Pocomoke City, MD served as general contractor, and Burger Landscape & Design of Franktown, VA, installed hundreds of native trees and shrubs to create a model construction project for commercial development in Northampton County.

Shore Bank has eight retail branches on the Eastern Shore of Maryland and Virginia and an extensive network of ATMs. Additional information about the bank's products and services are available at www.ShoreBank.com.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a financial holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company's primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961. The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, Bank of Hampton Roads operates eighteen banking offices in the Hampton Roads region of southeastern Virginia. Shore Bank serves the Eastern Shore of Maryland and Virginia through eight banking offices and twenty-two ATMS. Through its affiliates, Shore Bank also offers title insurance and investment products. Shares of Hampton Roads Bankshares' common stock are traded on the NASDAQ Global Select Market under the symbol HMPR. Additional information about the Company and its subsidiaries can be found on the Web at www.hamptonroadsbanksharesinc.com.

Certain statements in this report may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts. Although the Company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors. For an explanation of the risks and uncertainties associated with forward-looking statements, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2007, and other reports filed and furnished to the Securities and Exchange Commission.

CONTACT:  Hampton Roads Bankshares, Inc.
          Tiffany K. Glenn, Senior Vice President and Marketing
           Officer
          (757) 217-1000